FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260 e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240 e-mail: jbrigandi@sjindustries.com

May 3, 2013

SJI Reports First Quarter Results
Targets Guidance for 2013 Economic EPS Growth of 4% to 8%

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced GAAP income from continuing operations for the first quarter of 2013 of $43.3 million or $1.36 per share, as compared with income of $54.2 million, or $1.79 per share last year. GAAP results reflect the impact of mark-to-market transactions primarily related to derivatives and inventory injection hedges. Income from continuing operations on an Economic Earnings basis for the first quarter of 2013 was $48.4 million, or $1.52 per share, as compared with $50.0 million, or $1.65 per share, for the same period last year.

First quarter 2013 Economic Earnings were adversely impacted by several items. These include $1.4 million related to cumulative infrastructure spending that has not yet rolled into base rates and a seasonal increase in the reserve for doubtful accounts at the utility related to an abnormally cold March this year. In addition, our wholesale marketing business was impacted by market conditions that reduced hedge gains when compared with the prior year period. We expect to recoup approximately $4.0 million of these variances later in 2013. Finally, the timing and amount of shares issued during 2012 resulted in dilution of approximately $0.07 per share on a year-over-year basis.

“We are pleased to announce 2013 guidance of Economic Earnings per Share growth of 4% to 8%. Utility customer growth and the net income benefits of infrastructure investment, coupled with both new energy projects coming on-line and the development of our Marcellus marketing business will continue to drive earnings growth in 2013,” said SJI Chairman & CEO Edward J. Graham. SJI's target 4%-to-8% growth in Economic Earnings per Share equates to $3.15 to $3.27 per share for the full year 2013. SJI's long-term goal remains to grow Economic Earnings by an average of 6%-to-7% annually. Since we last updated these goals in 2006, SJI has averaged growth above its long-term goals.

A reconciliation of Income from Continuing Operations to Economic Earnings for the 3-month period ended March 31, 2013 and 2012 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

	Three Months Ended March 31
	2013	2012
	(In thousands except per share data)
Income from Continuing Operations	$43,337	$54,211
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	4,098	(4,198)
Realized Losses/(Gains) on Inventory Injection Hedges	120	24
Net Loss from Affiliated Companies, Not Part of Ongoing Operations (A)	906	—
Other	(25)	—
Economic Earnings	$48,436	$50,037

	Three Months Ended March 31
	2013	2012
	(In thousands except per share data)
Earnings per Share from Continuing Operations	$1.36	$1.79
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.13	(0.14)
Realized Losses/(Gains) on Inventory Injection Hedges	—	—
Net Loss from Affiliated Companies, Not Part of Ongoing Operations (A)	0.03	—
Other	—	—
Economic Earnings per Share	$1.52	$1.65

(A)
Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada

UTILITY BUSINESS PERFORMANCE

South Jersey Gas posted net income for the first quarter of 2013 of $35.5 million compared with net income of $35.0 million in the first quarter of 2012. There is no difference between SJG's GAAP net income and Economic Earnings. 2013 results benefited from the impact of incremental investments under accelerated infrastructure replacement programs and residential customer growth. This benefit was offset by higher depreciation and general operating expenses as well as a seasonal increase in the reserve for doubtful accounts driven by the cold weather and higher accounts receivable than during the first quarter of 2012. In addition, approximately $1.4 million of net income benefit associated with completed infrastructure investments that were not yet rolled into base rates was impacted by timing. Accelerated capital investments earn a return on a straight-line basis throughout the year as we make them. Once rolled into base rates, the return is tied to the seasonal demand of gas so earnings on those investments are typically higher in the first and fourth quarters of the year.

Regulatory Update:
Work is progressing on infrastructure replacement projects throughout SJG's service area. In February, the New Jersey Board of Public Utilities (NJBPU) approved a new 4-year accelerated infrastructure investment program that permits investments of $35.3 million annually, for a total of $141.2 million. The AIRP runs through 2016. SJG expects similar future programs to ultimately facilitate the replacement of 1,080 miles of bare steel and cast iron distribution main and associated services remaining in our system. SJG has had programs in place since 2009 that accelerated planned capital expenditures to enhance the delivery of safe and reliable service. These programs create jobs and allow SJG to earn a return on these infrastructure investments as we spend those dollars. These projects focus on the replacement of bare steel and cast iron distribution infrastructure.

During the first quarter of 2013, SJG spent approximately $8.6 million on infrastructure projects and expects to spend $26.7 million during the remainder of 2013, for a total of approximately $35.3 million. SJG earns a return on its accelerated infrastructure investments as the funds are spent. SJG anticipates recognizing a projected incremental net income benefit of $2.5 million in 2013.

On April 29, 2013, the NJBPU approved an agreement for SJG to deliver natural gas to the BL England electric generation facility in Beesley's Point, New Jersey, 15 miles southwest of Atlantic City. With this approval the plant's owner, RC Cape May Holdings, LLC can now proceed with repowering the facility with clean burning, efficient natural gas. The plant is currently powered with coal and oil. To provide service to this facility, SJG plans to invest approximately $90 million to construct a new, 24 inch natural gas transmission pipeline, which will also provide system reliability and reinforcement enhancements for customers served in Atlantic and Cape May counties.

Once online, the annual throughput of gas to the BL England facility will be about 20 million dekatherms, essentially equal to the amount of gas SJG currently provides to approximately 267,000 homes in a year. We expect the plant to begin operating in 2016.

Customer Growth:
South Jersey Gas added 5,693 net new customers, of which 93 percent are residential, during the 12-month period ended March 31, 2013, for a total of 359,449 customers. On an annualized basis, this customer growth is worth approximately $1.8 million in after-tax margin. SJG achieved this 1.6 percent increase in customers primarily through converting over 5,100 customers to natural gas from other fuel sources. Given the demonstrated cost advantage from using natural gas as compared to other fuel choices, we are targeting an additional 4,200 new conversion customers during the remainder of 2013, for a total of 5,500 customers obtained through conversions this year. Over the past few years, SJG has consistently produced customer growth well above the industry average due to conversion activity. We expect this trend to continue as we have identified approximately 150,000 conversion prospects in our service territory, with roughly 50,000 of those prospects already on or near main.

NON-UTILITY BUSINESS PERFORMANCE

Our non-utility businesses reported net income from continuing operations on a GAAP basis of $7.8 million for the first quarter of 2013, compared with $19.2 million in the first quarter of 2012. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our retail and wholesale commodity marketing businesses. For the quarter ended March 31, 2013, non-utility income from continuing operations on an Economic Earnings basis was $12.9 million, compared with $15.0 million last year.

We report results for our non-utility businesses under two business categories: Wholesale Energy and Retail Energy. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses, all of which serve the end-user. Performance in these businesses was as follows:

RETAIL ENERGY:
Retail Energy reported income from continuing operations on a GAAP basis of $10.7 million for the first quarter 2013 as compared with $13.4 million for the same period in 2012.

Economic Earnings for the first quarter of 2013 were $11.7 million, compared with $11.1 million in the prior-year period. On a comparative basis against first quarter 2012, combined heat and power (CHP) and thermal project performance improved during first quarter 2013 by approximately $1.1 million while solar and landfill project performance declined by $0.2 million. Several of our landfill-gas-to-electric projects experienced mechanical failures that resulted in unplanned downtime during the first quarter. These issues have now largely been resolved. First quarter results also include the recognition of the investment tax credits associated with a number of renewable energy projects. Investment tax credits taken in the first quarter 2013 totaled $10.8 million versus $10.4 million last year. Based upon our current queue of energy projects in development, we anticipate recognizing approximately $27.0 million of investment tax credits during full year 2013, of which approximately $2.0 million is related to CHP and fuel cell projects. By way of comparison, in 2012 we recognized $26.0 million of investment tax credits, of which approximately $0.8 million was related to a CHP project.

Retail Commodity Marketing:
South Jersey Energy (SJE), our retail commodity marketing business, produced income from continuing operations on a GAAP basis of $0.7 million for the first quarter 2013, as compared with $3.2 million last year. For the quarter, SJE produced Economic Earnings of $0.9 million, unchanged as compared with first quarter 2012. Operating results for the first quarter 2012 included a major electricity contract that ended in May 2012. During the third and fourth quarters of 2012, SJE signed many smaller electricity contracts that replaced the majority of the total volume sold under the contract that ended last May, and we expect continued growth in this business. As a result, we anticipate comparative 2013 results to be positively impacted through the remainder of the year.

Retail Energy Project Development Business:
On a GAAP basis, Marina Energy, our retail energy project business, produced consolidated income from continuing operations for the first quarter of 2013, including its share of earnings generated through Energenic, of $9.9 million as compared with $10.3 million last year. On an Economic Earnings basis, income for the first quarter 2013 was $10.7 million as compared with $10.3 million in the comparable period last year. First quarter results include investment tax credits of $10.8 million and $10.4 million for 2013 and 2012, respectively. Energenic is a joint venture between Marina Energy and its long-time partner, DCO Energy. Strong operating performance at our thermal and CHP facilities, including Hartford Steam and the district energy facility which serves an upscale resort in Atlantic City, offset the impacts of low SREC prices, low market electric prices and unscheduled downtime at several landfill-gas-to-electricity projects. We expect that additional gas wells at one facility and improved maintenance processes overall have largely remediated the landfill-gas-to-electricity performance issues.

Marina is currently developing seven solar projects in New Jersey that are scheduled to be completed in 2013. These projects will provide just over 26 megawatts when completed, at an estimated cost of $86 million. We anticipate that SREC prices beginning in June 2013 for the solar year 2014 and beyond will improve as a result of the New Jersey legislation passed last year that accelerated solar requirements. This will benefit both existing and new solar projects coming online in 2013.

The Energenic fuel cell project in Hartford, CT is progressing with an anticipated completion date in late 2013. Hartford Hospital, a current customer who buys steam and chilled water from our Hartford Steam facility, will purchase both the electricity and steam produced by the fuel cell. Hartford Steam is eligible to receive payments for each megawatt hour of power produced under Connecticut's Low Emission Renewable Energy Credit (LREC) program. We estimate construction costs to be $8 million, with a projected output of 1.4 megawatts. A second fuel cell is under consideration.

Also progressing is the Montclair State University CHCP project, where Energenic is developing a new combined heating, cooling, and power system for the Montclair State campus. This project, estimated at approximately $91 million to complete, will provide natural gas-fired electric generation, chilled water, and steam for heat. The steam, condensate, and chilled water will be delivered to and returned from campus buildings via the new energy distribution system. The majority of the campus' electricity requirements will be satisfied by the onsite plant, which will be designed to operate continuously, producing electric power of approximately 5.4 megawatts. This project is expected to employ approximately 400 construction workers with an anticipated completion date in the second half of 2013.

In March, Marina Energy and DCO Energy sold the assets of their joint venture, LVE Energy Partners, LLC, to Boyd Gaming for $187 million. The assets sold comprised the partially completed energy facility that was being constructed to serve the Echelon Resort, Boyd Gaming's planned casino resort development on the Las Vegas Strip. Boyd had suspended development of Echelon in August 2008. Marina sold its interest in the assets at approximate book value and received $58 million of net cash proceeds that were utilized to reduce SJI's short-term borrowings. This successful outcome will enable Marina management to concentrate on the many new energy project development opportunities arising as a result of dramatic changes in the energy markets.

Demand for renewable and natural gas-fired energy projects remains strong. As a result of our demonstrated expertise in the design, construction and operation of complex energy projects, we are actively engaged in a number of discussions on potential projects totaling over 236 megawatts on both the local and national level. We target completion of 1-to-2 CHP/thermal projects and 5-to-6 solar projects annually; our potential project queue includes 33 CHP/thermal projects, 30 solar projects and 1 fuel cell.

WHOLESALE ENERGY:
Wholesale Energy reported a loss from continuing operations on a GAAP basis of $2.9 million for the first quarter of 2013, compared with income of $5.8 million in the same period last year.

Economic Earnings for the first quarter 2013 reflected income of $1.2 million for this upstream business, as compared with income of $3.9 million in the first quarter of 2012. During the first quarter of 2012, as a result of market conditions and a collapse in natural gas pricing, South Jersey Resources Group (SJRG) recognized significant hedge gains on storage capacity. First quarter 2012 market conditions did not reoccur in 2013 and these gains were not duplicated. This impacted first quarter results by approximately $2.0 million as compared to last year. However, we expect to recoup most of that in 2013 through business development initiatives related to Marcellus marketing and producer services. In addition, SJRG expects to reprice or restructure storage leases, which should afford significant benefits to ongoing wholesale marketing operations.

Fuel management is a key initiative for SJRG's future growth. These deals typically produce predictable earnings throughout the term with low risk as they include a demand charge and commodity prices are based on the prevailing index. SJRG has provided fuel management services, including both natural gas and services associated with managing gas supply, to an electric generation facility in Marcus Hook, PA for almost a decade. As previously announced, SJRG will provide fuel management services to the 738 megawatt LS Power facility in West Deptford which we expect to become operational in 2014. SJRG is in active negotiations to supply fuel management services to several other electric generation facilities that are expected to come online between 2015 and 2017. Over time, we expect this niche could contribute significantly to this business.

SJI's BALANCE SHEET REMAINS STRONG

Our equity-to-capitalization ratio improved to 47 percent as of March 31, 2013 as compared with 46 percent at the end of the first quarter 2012. During the first quarter, we used cash collected under utility regulatory clauses as well as the net cash proceeds received from the sale of LVE Energy Partners, LLC to pay down short-term borrowings.

Our goal remains for the equity-to-capitalization ratio to average at least 50 percent annually. In support of that goal, SJI utilizes its dividend reinvestment plan (DRP) to issue equity. Between dividend reinvestment and optional cash purchases made through the plan, SJI raised equity capital of $7.2 million during the first quarter of 2013 and $5.0 million more in April 2013. Last month, SJI discontinued the 2% discount on shares issued through the DRP in an effort to manage the amount of equity raised through the plan. During 2013, we expect to raise up to $40 million through the DRP. We anticipate that SJI's equity-to-capitalization ratio will improve on both an actual and an average basis as a result of this additional equity, collections under utility regulatory clauses that were delayed in 2012 and other refinancing activities which we anticipate will lower short-term borrowings.

WEBCAST DETAILS

South Jersey Industries' Chairman and CEO, Edward J. Graham, will host a live webcast from the 2013 AGA Financial Forum at 11:15 a.m. EDT on Monday, May 6th to discuss both first quarter 2013 performance and future prospects. To access the webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A slide presentation will be available for download on SJI's website. A replay of the webcast will be available on SJI's website within 24 hours of the live event. SJI encourages shareholders, media and members of the financial community to listen to the webcast.

FORWARD-LOOKING STATEMENT

This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

ABOUT SOUTH JERSEY INDUSTRIES

South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation's fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI's non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, Retail Energy Economic Earnings, South Jersey Energy Economic Earnings and Marina Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per
Share:

	Three Months Ended March 31,
	2013	2012
Income from Continuing Operations	$43,337	$54,211
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	4,098	(4,198)
Realized (Gains)/Losses on Inventory Injection Hedges	120	24
Net Loss from Affiliated Companies, Not Part of Ongoing Operations (A)	906	—
Other	(25)	—
Economic Earnings	$48,436	$50,037

Earnings per Share from Continuing Operations	$1.36	$1.79
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	0.13	(0.14)
Realized (Gains)/Losses on Inventory Injection Hedges	—	—
Net Loss from Affiliated Companies, Not Part of Ongoing Operations (A)	0.03	—
Other	—	—
Economic Earnings per Share	$1.52	$1.65

Non-Utility Income from Continuing Operations	$7,823	$19,173
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	4,098	(4,198)
Realized (Gains)/Losses on Inventory Injection Hedges	120	24
Net Loss from Affiliated Companies, Not Part of Ongoing Operations (A)	906	—
Other	(25)	—
Non-Utility Economic Earnings	$12,922	$14,999

	Three Months Ended March 31,
	2013	2012

Wholesale Energy Income from Continuing Operations	$(2,868)	$5,797
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	3,962	(1,881)
Realized (Gains)/Losses on Inventory Injection Hedges	120	24
Wholesale Energy Economic Earnings	$1,214	$3,940

Retail Energy Income from Continuing Operations	$10,691	$13,376
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	136	(2,317)
Net Loss from Affiliated Companies, Not Part of Ongoing Operations (A)	906	—
Other	(25)	—
Retail Energy Economic Earnings	$11,708	$11,059

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

	Three Months Ended March 31,
	2013	2012
Marina Energy Income from Continuing Operations	$9,904	$10,344
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(72)	(75)
Net Loss from Affiliated Companies, Not Part of Ongoing Operations (A)	906	—
Other	(25)	—
Marina Energy Economic Earnings	$10,713	$10,269

South Jersey Energy Income From Continuing Operations	$668	$3,191
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	208	(2,242)
South Jersey Energy Economic Earnings	$876	$949

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

###

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES COMPARATIVE EARNINGS STATEMENTS (In Thousands Except for Per Share Data) UNAUDITED

	Three Months Ended March 31,
	2013	2012
Operating Revenues:
Utility	$173,651	$179,202
Nonutility	81,980	95,630
Total Operating Revenues	255,631	274,832
Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	77,156	86,265
- Nonutility	75,145	70,603
Operations	32,689	27,782
Maintenance	3,422	3,192
Depreciation	11,407	9,604
Energy and Other Taxes	3,833	3,878
Total Operating Expenses	203,652	201,324
Operating Income	51,979	73,508

Other Income and Expense	3,869	1,873
Interest Charges	(4,708)	(5,493)
Income Before Income Taxes	51,140	69,888
Income Taxes	(7,772)	(15,884)
Equity in (Loss) Earnings of Affiliated Companies	(31)	207
Income from Continuing Operations	43,337	54,211
Loss from Discontinued Operations - (Net of tax benefit)	(471)	(136)
Net Income	$42,866	$54,075

Basic Earnings Per Common Share:
Continuing Operations	$1.365	$1.792
Discontinued Operations	(0.015)	(0.004)
Basic Earnings Per Common Share	$1.350	$1.788

Average Shares of Common Stock Outstanding - Basic	31,757	30,249

Diluted Earnings Per Common Share:
Continuing Operations	$1.362	$1.788
Discontinued Operations	(0.014)	(0.005)
Diluted Earnings Per Common Share	$1.348	$1.783

Average Shares of Common Stock Outstanding - Diluted	31,811	30,323